UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Paychex, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014 Annual Meeting of Stockholders and Proxy Statement

Wednesday, October 15, 2014 at 10:00 a.m. Eastern Time

The Strong, One Manhattan Square, Rochester, NY, 14607

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, October 15, 2014

10:00 a.m. Eastern Time*

The Strong, One Manhattan Square, Rochester, NY, 14607

*A continental breakfast will be available from 9:00 a.m. - 10:00 a.m. Eastern Time

The principal business of the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1.	To elect nine nominees to the Board of Directors for a term of one-year;

2.	To hold an advisory vote to approve named executive officer compensation;

3.	To ratify the selection of the Independent Registered Public Accounting Firm; and

4.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. Stockholders of record at the close of business on August 18, 2014, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

If you are unable to attend the Annual Meeting, you will be able to listen to the meeting via the Internet. We will broadcast the Annual Meeting as a live webcast through our website. Please note that you will not be able to vote or ask questions through the webcast. The webcast will be accessible at http://investor.paychex.com/webcasts and will remain available for replay for approximately one month following the meeting.

By Order of the Board of Directors
Stephanie L. Schaeffer
Corporate Secretary
September 9, 2014

Important notice regarding the availability of proxy materials for the 2014 Annual Meeting of Stockholders to be held on October 15, 2014:

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2014 are available at

http://investor.paychex.com/annual-report.aspx.

Welcome to the Paychex, Inc. 2014 Annual Meeting of Stockholders

Proposals That Require Your Vote

		More Information in Proxy Statement	Board Recommendation
Proposal 1	Election of directors for a one-year term	Page 6	FOR all nominees

Proposal 2	Advisory vote to approve named executive officer compensation	Page 20	FOR

Proposal 3	Ratification of selection of the Independent Registered Public Accounting Firm	Page 52	FOR

Who Can Vote

August 18, 2014 is the record date fixed by the Board of Directors. Stockholders of record as of that date are entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders.

How to Vote In Advance of the Meeting

Your vote is very important and we hope that you will attend the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you vote right away using one of the following advance voting methods. Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

You can vote in advance, in one of three ways:

Visit the website listed on your proxy card to vote VIA THE INTERNET;
Call the telephone number on your proxy card to vote BY TELEPHONE; or
Sign, date, and return your proxy card in the enclosed envelope to vote BY MAIL.

Voting at our 2014 Annual Meeting of Stockholders

All stockholders of record may vote in person at the Annual Meeting, which will be held on Wednesday, October 15, 2014 at 10:00 a.m. Eastern Time at The Strong in Rochester, New York. Beneficial owners, whose shares are held by a bank, broker, or other holder of record, must obtain a legal proxy in order to vote in person at the Annual Meeting.

General Information

PROXY STATEMENT

Paychex, Inc.

911 Panorama Trail South

Rochester, NY 14625

GENERAL INFORMATION

Paychex, Inc. (“Paychex,” the “Company,” “we,” or “our”), a Delaware corporation, is furnishing this Proxy Statement to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote. Distribution of this Proxy Statement and a form of proxy to stockholders is scheduled to begin on or about September 9, 2014.

2014 Annual Meeting of Stockholders

The Annual Meeting will be held on Wednesday, October 15, 2014 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607.

Proposals Subject to Vote

The table below shows the proposals subject to vote at the Annual Meeting, along with information on what vote is required to approve each of the proposals, assuming the presence of a quorum at the Annual Meeting, and the Board’s recommendations for each proposal. With respect to Proposals 1, 2, and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Proposal	Vote Required	Board Recommendation
Proposal 1: Election of nine nominees to the Board of Directors	Majority of the votes duly cast	FOR all nominees
Proposal 2: Advisory approval of the Company’s named executive officer compensation	Majority of the shares present in person or by proxy and entitled to vote	FOR
Proposal 3: Ratification of the selection of the Independent Registered Public Accounting Firm	Majority of the shares present in person or by proxy and entitled to vote	FOR

Stockholders Entitled to Vote and Outstanding Shares

Stockholders of record of our common stock as of the close of business on August 18, 2014 (the “Record Date”) will be eligible to vote at the Annual Meeting. Each share outstanding as of the Record Date will be entitled to one vote. As of August 18, 2014, 363,169,516 shares of common stock were issued and outstanding. The holders of a majority of the shares entitled to vote (181,584,759 shares) must be present at the Annual Meeting in person or by proxy in order to constitute a quorum. A quorum is necessary to hold a valid meeting.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. We strongly urge all stockholders, even those attending the Annual Meeting, to vote by proxy prior to the Annual Meeting.

1	Paychex, Inc. 2014 Proxy Statement

General Information

Registered Stockholders

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. Please vote by proxy in accordance with the instructions on your proxy card, or the instructions you receive through electronic mail.

A registered shareholder can vote in one of four ways:

•

Via the Internet — Go to the website noted on your proxy card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	By telephone — Call the toll-free telephone number indicated on your proxy card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day.

•

By mail — Mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not receive a proxy card and must vote via the Internet.

•

In person — You may vote your shares at the Annual Meeting if you attend in person, even if you previously submitted a proxy card or voted via Internet or telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Tuesday, October 14, 2014. If you vote by telephone or the Internet, you do not need to return your proxy card.

Beneficial Stockholders

If your shares are held in a brokerage account in the name of your bank, broker, or other holder of record (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other holder of record will send you instructions on how to vote your shares. If you are a beneficial owner, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Participants in the Paychex Employee Stock Ownership Plan Stock Fund

If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan (the “401(k) Plan”), you will receive a proxy card and can vote those shares using the methods previously described under Registered Stockholders. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. Voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on Friday, October 10, 2014. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

Paychex, Inc. 2014 Proxy Statement	2

General Information

Changing or Revoking Your Proxy

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

Beneficial stockholders should contact their broker, bank, or other holder of record for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on October 10, 2014, by submitting a proxy that has a more recent date than the original proxy by internet, telephone, or mail. You may not, however, change your voting instructions in person at the Annual Meeting because the Trustee will not be present.

Manner for Voting Proxies

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter on your proxy card. However, if you do not specify your choices on your returned proxy card, then your shares will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the Annual Meeting, the persons named on the proxy form will vote in accordance with their judgment as permitted.

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other holder of record. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange (“NYSE”) rules allow your bank, broker, or other holder of record to use its own discretion and vote your shares on routine matters. A bank, broker, or other holder of record does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Proposals 1 and 2 are not considered to be routine matters under the current NYSE rules, and so your bank, broker, or other holder of record will not have the discretionary authority to vote your shares on those items. Proposal 3 is considered a routine matter under NYSE rules, so your bank, broker, or other holder of record will have discretionary authority to vote your shares on that item.

Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your bank or broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum, but will have the same effect as a vote against a proposal, except in regards to the election of directors. For this item, abstentions will have no direct impact.

Announcement of Voting Results

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

3	Paychex, Inc. 2014 Proxy Statement

Beneficial Ownership

BENEFICIAL OWNERSHIP OF PAYCHEX COMMON STOCK

The following table contains information, as of July 31, 2014, on the beneficial ownership of the Company’s common stock by:

•

each principal stockholder known to be a beneficial owner of more than 5% of the Company’s common stock. This includes any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

•	each director and nominee for director;

•	each of the Company’s named executive officers (“NEOs”); and

•	all directors, NEOs, and executive officers of the Company as a group.

Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options. This information is based upon reports filed by such persons with the SEC.

Name	Amount of Shares Owned (1)	Non-vested Shares of Restricted Stock (2)	Stock Options Exercisable by September 29, 2014 (3)	Total Shares Beneficially Owned	Percent of Class
Principal Shareholders:
B. Thomas Golisano (4),(5),(6) 1 Fishers Road Pittsford, NY 14534	37,935,354	—	—	37,935,354	10.4%
FMR LLC (7) 245 Summer Street Boston, MA 02210	19,938,247	—	—	19,938,247	5.4%
Directors:
B. Thomas Golisano (4),(5),(6)	37,935,354	—	—	37,935,354	10.4%
Joseph G. Doody	9,490	1,506	44,441	55,437	**
David J. S. Flaschen	33,095	1,506	80,862	115,463	**
Phillip Horsley	105,048	1,506	38,676	145,230	**
Grant M. Inman (6)	194,510	1,506	80,862	276,878	**
Pamela A. Joseph	15,888	1,506	70,862	88,256	**
Martin Mucci	96,309	107,744	790,905	994,958	**
Joseph M. Tucci	38,388	1,506	80,862	120,756	**
Joseph M. Velli	17,721	1,506	67,862	87,089	**
Named Executive Officers:
Martin Mucci	96,309	107,744	790,905	994,958	**
Efrain Rivera	12,149	23,479	134,962	170,590	**
Mark A. Bottini	7,165	26,033	127,333	160,531	**
John B. Gibson	971	7,178	13,477	21,626	**
Michael E. Gioja	16,899	23,479	132,238	172,616	**
All directors, NEOs, and executive officers of the Company as a group (16 persons)	38,535,524	234,372	2,003,091	40,772,987	11.1%

**   Indicates that percentage is less than 1%.

(1)	This column reflects shares held of record and Company shares owned through a bank, broker, or other holder of record. For executive officers, this also includes shares owned through the 401(k) Plan.

Paychex, Inc. 2014 Proxy Statement	4

Beneficial Ownership

(2)

This column includes restricted stock awards to independent directors and executive officers that have not yet vested. These non-vested restricted stock awards have voting and dividend rights, and thus are included in beneficial ownership.

(3)

This column includes shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2014. Under SEC rules, shares that may be acquired within 60 days are included in beneficial ownership.

(4)

Included in shares beneficially owned for Mr. Golisano are 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s six-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares.

(5)	Mr. Golisano has 7,750,295 shares pledged as security.

(6)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 70,014 shares; and Mr. Inman — 136,949 shares.

(7)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on August 14, 2014 by Fidelity Management and Research Company (FMR LLC).

5	Paychex, Inc. 2014 Proxy Statement

Election of Directors

PROPOSAL 1  • ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to stockholders. The Board appoints and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

Election Process

The Company’s By-Laws provide for the annual election of directors. The By-Laws provide that each director shall be elected by a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board (the “G&C Committee”) shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the G&C Committee’s recommendation and will determine whether to accept such offer.

2014 Nominees for Director

At the 2014 Annual Meeting, there are nine nominees for election as director, as listed on the following pages. Each of the nominees is a current member of the Board, having been elected by the stockholders at the 2013 Annual Meeting of Stockholders. The nine persons listed have been nominated for election to the Board by the Company’s G&C Committee. The nominees, with the exception of Mr. Golisano and Mr. Mucci, are independent under both the NASDAQ Stock Market (“NASDAQ”) and SEC director independence standards.

If elected, each nominee will hold office until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. We believe that all of the nominees will be available to serve as a director. However, if any nominee should become unable to serve, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board.

The Board believes that the combination of the various qualifications, skills, and experience of the 2014 director nominees would contribute to an effective and well-functioning Board. We have provided biographical information on each of the nominees. Included within this information, we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our business and structure.

The Board of Directors recommends the election of each of the nominees identified on the following pages. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these nominees.

Paychex, Inc. 2014 Proxy Statement	6

Election of Directors

Summary of Director Nominees

The Board is committed to ensuring that it is composed of a highly capable and diverse group of directors who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors.

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s business and current needs. The Board believes the combination of the various qualifications, attributes, skills, and experience of the director nominees contribute to a well-functioning and effective Board.

7	Paychex, Inc. 2014 Proxy Statement

Election of Directors

B. Thomas Golisano

Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. He served as President and Chief Executive Officer of the Company until October 2004. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves as a director of numerous non-profit organizations and private companies, and is founder and member of the board of trustees of the B. Thomas Golisano Foundation.

Specific qualifications and skills:

The Board has concluded that Mr. Golisano is qualified to lead the Board due to his relevant executive leadership experience and extensive knowledge of the operations of the Company. These skills were attained through his role of founder and former Chief Executive Officer of Paychex.

Director Since: 1979 Age: 72 Board Committees: Executive Current Other Public Company Directorships: None
Joseph G. Doody

Mr. Doody has served as Vice Chairman of Staples, Inc., an office products company, since February 2014. Previously, from 2002 to 2014, he served as President, North American Commerical of Staples, Inc. Mr. Doody is a member of the Executive Advisory Committee for the Simon Graduate School of Business at the University of Rochester.

Specific qualifications and skills:

The Board has concluded that Mr. Doody is qualified to serve as a director of the Company due to his significant leadership and international experience. His management of a large division of a multinational company enables him to provide our Board with important operational expertise. In addition, his deep knowledge of small- to medium-sized businesses brings thorough understanding of the risks and opportunities affecting the Company’s clients and potential clients. Mr. Doody’s current responsibilities include strategic planning and business development, which allow him to provide valuable input into the Company’s plans for market growth.

Director Since: 2010 Age: 62 Board Committees: Audit Current Other Public Company Directorships: Casella Waste Systems, Inc.
David J. S. Flaschen

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. From 2005 to 2011, he was a partner with Castanea Partners, a private equity investment firm. Mr. Flaschen is a director of various private companies.

Specific qualifications and skills:

The Board has concluded that Mr. Flaschen is qualified to serve as a director of the Company as a result of his extensive executive experience in information and marketing services. Over the course of his career, Mr. Flaschen has worked internationally with a number of businesses, including Thomson Financial and AC Nielson. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Director Since: 1999 Age: 58 Board Committees: Audit (Chairman), Investment, Governance and Compensation Current Other Public Company Directorships: None

Paychex, Inc. 2014 Proxy Statement	8

Election of Directors

Phillip Horsley

Mr. Horsley is the founder of Horsley Bridge Partners, a leading manager of private equity investments for institutional clients. The firm was founded in 1983 and Mr. Horsley retired in 2010.

Specific qualifications and skills:

The Board has concluded that Mr. Horsley is qualified to serve as a director of the Company due to his strong background in finance and business and his expertise in investment management. His investment experience is particularly valuable in Investment Committee decisions. In addition, Mr. Horsley has acquired an extensive knowledge of the Company’s history and operating environment via his long-term relationship with the Company.

Director Since: 2011 (previously served from 1982-2009, reappointed in 2011) Age: 75 Board Committees: Investment and Goverance and Compensation Current Other Public Company Directorships: None
Grant M. Inman

Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. Mr. Inman is a trustee of the University of California, Berkeley Foundation and is also a director of several private companies.

Specific qualifications and skills:

The Board has concluded that Mr. Inman is qualified to serve as a director of the Company due to his strong background in finance and business, and his entrepreneurial experience. His expertise in assessing financial performance of other companies is also beneficial. In addition, Mr. Inman’s tenure on the Board provides him with extensive knowledge of the Company. Mr. Inman brings a diverse perspective to the board from his experience in venture capital and investment.

Director Since:  1983

Age:  72

Board Committees:

Investment (Chairman),

Audit, and Goverance and Compensation

Current Other Public Company Directorships:

Lam Research Corporation
(Lead Independent Director)

Pamela A. Joseph

Ms. Joseph is Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 14-member managing committee.

Specific qualifications and skills:

The Board has concluded that Ms. Joseph is qualified to serve as a director of the Company due to her extensive executive experience in the financial services industry. Her wealth of technology experience brings insight to the Board and its committees. In addition, her experience with major acquisitions and international expansion provides valuable input towards the Company’s growth plans.

Director Since: 2005 Age: 55 Board Committees: Audit and Executive Current Other Public Company Directorships: Centene Corporation

9	Paychex, Inc. 2014 Proxy Statement

Election of Directors

Martin Mucci

Mr. Mucci has served as President and Chief Executive Officer of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President, Operations. Prior to joining Paychex, he held senior level positions with Frontier Telephone of Rochester, a telecommunications company, over the course of his 20-year career. He is a member of the Upstate New York Regional Advisory Board of the Federal Reserve Bank of New York and is a Trustee Emeritus of St. John Fisher College. Mr. Mucci was a director of Cbeyond, Inc., a technology service provider of information technology infrastructure management, until Cbeyond was acquired in April 2014.

Specific qualifications and skills:

The Board has concluded that Mr. Mucci is qualified to serve as a director of the Company because he provides day-to-day leadership as the current Chief Executive Officer of Paychex, giving him intimate knowledge of the Company, its operations, challenges, and opportunities. In addition, Mr. Mucci’s educational background provides him with strong financial literacy.

Director Since: 2010 Age: 54 Board Committees: Executive (Chairman) Current Other Public Company Directorships: None
Joseph M. Tucci

Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000.

Specific qualifications and skills:

The Board has concluded that Mr. Tucci is qualified to serve as a director of the Company due to his extensive executive leadership experience as Chief Executive Officer of EMC Corporation. Mr. Tucci has spent over 40 years in the technology industry in senior roles at large, complex, and global technology companies. His experience with leading EMC through a period of dramatic revitalization, growth and market share gains, and new product introductions enables him to share knowledge of the challenges a company faces due to rapid changes in the marketplace.

Director Since:  2000

Age:  67

Board Committees:

Governance and Compensation (Chairman)

Current Other Public Company Directorships:

EMC Corporation (Chairman of the Board) and VMware, Inc. (Chairman of the Board)

Paychex, Inc. 2014 Proxy Statement	10

Election of Directors

Joseph M. Velli

Mr. Velli is a retired financial services and technology executive. Most recently, Mr. Velli served as Chairman and Chief Executive Officer of ConvergEx Group, LLC, a leading provider of global brokerage and trading-related services for institutional investors and financial intermediaries, since October 2006. Prior to joining ConvergEx, Mr. Velli served as senior executive vice president of The Bank of New York and a member of the bank’s Senior Policy Committee. During his 22-year tenure with The Bank of New York, Mr. Velli headed a number of services within the bank including Global Issuer and Global Liquidity services, Pension and 401(k) services and Consumer and Retail Banking. He is also a member of the E*Trade Bank board.

Specific qualifications and skills:

The Board has concluded that Mr. Velli is qualified to serve as a director of the Company due to his extensive knowledge of the capital markets and technology within the financial services industry. He plays a key role in the Board’s discussions of the Company’s investments and liquidity. In addition, Mr. Velli has extensive experience with acquisitions along with starting new businesses and services, providing valuable insight on potential growth opportunities for the Company.

Director Since: 2007 Age: 56 Board Committees: Investment, Executive, and Governance and Compensation Current Other Public Company Directorships: E*Trade Financial Corporation

11	Paychex, Inc. 2014 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2014

Director compensation is set by the G&C Committee and approved by the Board. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting Board compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. Martin Mucci, President and Chief Executive Officer (“CEO”), receives no compensation for his services as director. Rather, the compensation received by Mr. Mucci in his role as President and CEO is shown in the Fiscal 2014 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

The table below presents the total compensation received from the Company by all directors for fiscal year ended May 31, 2014 (“fiscal 2014”).

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Total ($)
B. Thomas Golisano	$250,000	$—	$—	$250,000
Joseph G. Doody	$80,000	$60,824	$54,654	$195,478
David J. S. Flaschen	$112,500	$60,824	$54,654	$227,978
Phillip Horsley	$82,500	$60,824	$54,654	$197,978
Grant M. Inman	$92,500	$60,824	$54,654	$207,978
Pamela A. Joseph	$85,000	$60,824	$54,654	$200,478
Joseph M. Tucci	$90,000	$60,824	$54,654	$205,478
Joseph M. Velli	$87,500	$60,824	$54,654	$202,978

Fees Earned or Paid in Cash (Column (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the annual cash compensation paid to the independent directors during fiscal 2014, whether or not such fees were deferred. Annual cash compensation for independent directors is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, the chairs of the Audit Committee and G&C Committee receive retainers in recognition for their time contributed in preparation for committee meetings. The annual retainers in effect for fiscal 2014 are as follows:

Compensation Element	Amount
Annual cash retainer, applicable to all independent directors	$70,000
Audit Committee member annual retainer	$10,000
G&C Committee member annual retainer	$7,500
Investment Committee member annual retainer	$5,000
Executive Committee member annual retainer	$5,000
Audit Committee Chair annual retainer	$20,000
G&C Committee Chair annual retainer	$12,500

Board cash compensation for the independent directors remained unchanged for fiscal 2014. Mr. Golisano, who is not an independent director, received an annual retainer of  $250,000 for his services as Chairman of the Board, paid in quarterly installments.

Paychex, Inc. 2014 Proxy Statement	12

Director Compensation

Equity Awards: Stock Awards (Column (c)) and Options Awards (Column (d))

The amounts reported in the Stock Awards and Option Awards columns reflect the grant-date fair value of restricted stock awards and option awards, respectively, granted to each director, and do not reflect whether the recipient has actually received a financial gain from these awards (such as a lapse in the restrictions on a restricted stock award or by exercising stock options). For fiscal 2014, the equity-based compensation structure for independent directors was based on a total value of approximately $115,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. In July 2013, all independent directors received an annual equity award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 13, 2010 (the “2002 Plan”) composed of the following:

	Restricted Stock Awards	Option Awards
Grant Date	July 11, 2013	July 11, 2013
Exercise Price	NA	$38.89
Quantity	1,564	12,156
Fair Value (1)	$38.89	$4.50
Vesting Schedule	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.
Other (2)	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The fair value of stock option awards is determined using a Black-Scholes option pricing model. The assumptions used in determining the fair value of $4.50 per share for these options were: risk-free rate of 1.6%; dividend yield of 4.1%; volatility factor of 0.21; and expected option term life of 5.5 years.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

As of May 31, 2014, each director had the following equity awards outstanding:

Director	Restricted Stock Outstanding (Shares)	Stock Options Outstanding (Shares)
Joseph G. Doody	1,564	44,441
David J. S. Flaschen	1,564	80,862
Phillip Horsley	1,564	38,676
Grant M. Inman	1,564	80,862
Pamela A. Joseph	1,564	70,862
Joseph M. Tucci	1,564	80,862
Joseph M. Velli	1,564	67,862

13	Paychex, Inc. 2014 Proxy Statement

Director Compensation

Subsequent Events

In July 2014, the Board granted each independent director 10,850 options to purchase shares of the Company’s common stock at an exercise price of $41.70 per share and 1,506 shares of restricted stock. The terms of these awards were similar to the equity awards granted in July 2013. The award quantities are based on an estimated total value of approximately $125,000 per director. The independent directors also received an increase of $5,000 in the annual cash retainer for the fiscal year ending May 31, 2015 (“fiscal 2015”). Mr. Golisano, who is not an independent director, received a $50,000 increase in his annual cash retainer for fiscal 2015.

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this Proxy Statement for a listing of investment funds available to participants and the annual rates of return on those funds. During fiscal 2014, no directors deferred compensation under the plan.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The G&C Committee set stock ownership guidelines for our independent directors with a value of five times his or her annual Board retainer, not including any committee retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. Directors must hold underlying stock received through restricted stock awards until their service on the Board is complete, with the exception of those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, unvested restricted stock awarded to the directors is included. All independent directors are compliant with the stock ownership guidelines.

Prohibition on Hedging or Speculating In Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Paychex, Inc. 2014 Proxy Statement	14

Corporate Governance

CORPORATE GOVERNANCE

The Board recognizes the fundamental principle that good corporate governance is critical to organizational success and the protection of stockholder value. As such, the Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. These principles are intended to be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, By-laws, and other governing documents. A copy of these guidelines can be found on our website at: http://investor.paychex.com/governance.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman of the Board and non-independent director (Mr. Golisano);

•	the President and CEO as a non-independent director (Mr. Mucci);

•	an independent director serving as a Lead Independent Director (Mr. Tucci); and

•	six additional independent directors.

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board currently separates the role of Chairman of the Board from the CEO. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry, but is not involved in the day-to-day operations of the Company. Mr. Golisano’s extensive experience as founder and former CEO qualifies him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the independent members of the Board, without members of management present, are held in conjunction with meetings of the Board. As appropriate, matters presented to the Board by the G&C Committee are reviewed and discussed in executive session by the independent directors.

Risk Oversight

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board receives regular reports from officers on particular risks within the Company, through review of the Company’s strategic plan, and through regular communication with its committees. The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. In general, the committees oversee the following risks:

•	The Audit Committee oversees risks related to financial controls; legal, regulatory and compliance risks; data security risk; and fraud risk.

•	The Investment Committee has established a policy outlining risk-tolerance and detailing requirements for the Company’s investment portfolios, and oversees compliance with that policy.

•

The G&C Committee oversees risks related to compensation programs, as discussed in greater detail on the next page, as well as risks related to corporate governance matters including succession planning, director independence, and related person transactions.

15	Paychex, Inc. 2014 Proxy Statement

Corporate Governance

The responsibilities of each committee are detailed in the individual committee charters, summarized in the “Board Meetings and Committees” section that follows.

The G&C Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, the G&C Committee conducts an annual assessment of risks arising from the Company’s compensation programs. The G&C Committee reviewed such programs with its independent compensation consultant. The G&C Committee’s assessment included identification of risk with the various forms of compensation, the inherent risk in performance-based compensation metrics, and existing risk mitigation controls. Risk mitigation includes, but is not limited to, the balance of fixed and variable compensation, the balance of short- and long-term compensation, stock ownership guidelines, and controls over financial reporting.

Based on this review, the G&C Committee concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

Our Corporate Governance Guidelines require that our Board meet at least four times per year. The Board held four meetings and one special meeting via teleconference in fiscal 2014. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2014, each director attended more than 85% of the Board meetings and committee meetings on which the director served. Directors are expected to attend the Company’s Annual Meetings of Stockholders. All of our current directors attended the 2013 Annual Meeting of Stockholders. All directors are independent within the meaning of applicable SEC and NASDAQ director independence standards, with the exception of Mr. Golisano and Mr. Mucci.

The Board has established four standing committees with the following responsibilities and director assignments:

Audit Committee
Committee Members: (1) David J.S. Flaschen (Chair) (2) Joseph G. Doody Grant M. Inman Pamela A. Joseph 9 meetings in fiscal 2014	• • • •

Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

Review the performance and independence of the Company’s independent accountants;

Review and appraise the performance of the Company’s internal auditors;

Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board; and

	•	Review significant risk exposures and processes to monitor, control, and report such exposures; annually reporting on such information to the Board.

Executive Committee
Committee Members: Martin Mucci (Chair) B. Thomas Golisano Pamela A. Joseph Joseph M. Velli 1 meeting in fiscal 2014	•

Authorized to act on behalf of the Board between meetings and when the Board is not in session, with all powers and authority of the Board, to the extent permitted by law, the Company’s By-laws, and as delegated by the Board.

Paychex, Inc. 2014 Proxy Statement	16

Corporate Governance

Investment Committee
Committee Members: Grant M. Inman (Chair) David J. S. Flaschen Phillip Horsley Joseph M. Velli 2 meetings in fiscal 2014	• •

Review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

Determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee
Committee Members: (3) Joseph M. Tucci (Chair) David J. S. Flaschen Phillip Horsley Grant M. Inman Joseph M. Velli 5 meetings in fiscal 2014	• • • • •

Evaluate and determine compensation for the directors, CEO, and senior executive officers;

Provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

Evaluate compensation policies for mitigating factors on risk that are reasonably likely to have a material adverse effect on the Company;

Identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

Review annually the independence of directors.

(1)	All members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence.

(2)	Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

(3)	All members of the G&C Committee meet the NASDAQ independence criteria.

The Audit, Investment, and G&C Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at http://investor.paychex.com/governance.

Nomination Process

The G&C Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the G&C Committee Charter. The Board does not have a formal policy regarding diversity. However, the Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires G&C Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company. This is based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires G&C Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the G&C Committee is authorized by its charter to continue this practice.

17	Paychex, Inc. 2014 Proxy Statement

Corporate Governance

The Nomination Policy requires the G&C Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the Chairman of the G&C Committee in accordance with the policy described in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, director nominees, and holders of more than 5% of our stock, as well as their immediate family members. It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted on the Company’s website at http://investor.paychex.com/governance.

Officers are required to disclose specified transactions, which include: certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. The Company reviews and determines if a conflict of interest exists related to any such transactions. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chairman of the G&C Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s finance department annually reviews the Company’s listing of related parties for determination of potential related-person transactions that would be disclosable in the Company’s periodic reports or proxy materials under United States (“U.S.”) generally accepted accounting principles (“GAAP”) and SEC rules. The G&C Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. For fiscal 2014, the following transactions were identified and communicated to the G&C Committee:

•

Mr. Tucci, a member of the Board, is the Chairman and Chief Executive Officer of EMC Corporation. During fiscal 2014, the Company purchased through negotiated transactions approximately $4.7 million of data processing equipment and software from EMC Corporation. Mr. Tucci was not personally involved in the negotiation of these transactions.

•

Mr. Doody, a member of the Board, is the President for North American Commercial, a significant business segment of Staples, Inc. During fiscal 2014, the Company purchased through negotiated transactions approximately $1.3 million of office supplies from Staples, Inc. Mr. Doody was not personally involved in the negotiation of these transactions.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the G&C Committee were at any time during fiscal 2014, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the G&C Committee, and is also an executive of EMC Corporation. As previously noted, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2014, no member of the G&C Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

Paychex, Inc. 2014 Proxy Statement	18

Corporate Governance

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. Written communications should be clearly marked: “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2014, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all of its directors, officers, and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at http://investor.paychex.com/governance. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

19	Paychex, Inc. 2014 Proxy Statement

Say-On-Pay Vote

PROPOSAL 2  • ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this Proxy Statement. Our stockholders are given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2015 Annual Meeting of Stockholders. Before you vote, we encourage you to read the Compensation Discussion and Analysis (“CD&A”) and Named Executive Officer Compensation sections of this Proxy Statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Compensation Programs Highlights

Our executive compensation programs are designed to attract, motivate, and retain highly qualified NEOs, who are critical to our success. We strongly believe that our executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs that you should consider are:

•

NEO compensation is evaluated and determined by our G&C Committee, which is entirely comprised of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. A significant portion of pay is at risk where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	Our equity-based, long-term incentive awards include a mix of options, time-vested restricted stock awards, and performance shares.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines for directors and executive officers, designed to align the executives’ long-term financial interests with those of our stockholders.

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	A long-standing insider trading policy.

•

Certain recoupment, non-compete, and other forfeiture provisions within our Annual Officer Performance Incentive Program (the “annual incentive program”) and equity-based compensation agreements. These allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the annual incentive program, vested restricted shares, or profits from exercises of options.

Paychex, Inc. 2014 Proxy Statement	20

Say-On-Pay Vote

Advisory Vote

The G&C Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this Proxy Statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

This say-on-pay vote is advisory, and therefore is not binding on the Company, the G&C Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the G&C Committee will evaluate whether actions are necessary to address these concerns.

The Board of Directors recommends a vote FOR the advisory vote approving the Named Executive Officer compensation, as disclosed in this Proxy Statement.

21	Paychex, Inc. 2014 Proxy Statement

CD&A

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the G&C Committee regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal 2014, who were:

Name	Title
Martin Mucci	President and Chief Executive Officer (principal executive officer)
Efrain Rivera	Senior Vice President, Chief Financial Officer, and Treasurer (principal financial officer)
Mark A. Bottini	Senior Vice President, Sales
John B. Gibson	Senior Vice President, Service
Michael E. Gioja	Senior Vice President, Information Technology, Product Management and Development

Business and Financial Highlights

During fiscal 2014, we continued our strategy as a leading provider of payroll, human resource, insurance, and benefits outsourcing to small- to medium-sized businesses throughout the U.S. Our primary goal is to support the success of our clients and their businesses through innovative technology solutions and outstanding personal service.

We delivered solid financial results for fiscal 2014. Reported financial results for fiscal 2014 and the respective growth percentages compared to the fiscal year ended May 31, 2013 (“fiscal 2013”) were as follows:

•

Total service revenue was $2.5 billion, an increase of 8%. Our payroll service revenue continued to advance with growth of 4%, positively impacted by growth in revenue per check, client base, and checks per payroll. Our client base increased 2% to 580,000 payroll clients as of May 31, 2014. Checks per payroll increased for the seventeenth consecutive quarter, and grew 1.4% for fiscal 2014. Our Human Resource Services revenue achieved double-digit growth, primarily due to demand for our human resource outsourcing solutions.

•	Operating income, net of certain items (refer to note 1 below), was $942.0 million, an increase of 9%.

•

Net income was $627.5 million and diluted earnings per share was $1.71, both increasing 10%. This was impacted by a favorable comparison to fiscal 2013. In the fourth quarter of fiscal 2013, we increased our tax provision related to the settlement of a state income tax matter, which reduced diluted earnings per share by approximately $0.04 per share.

Note 1: Operating income, net of certain items, differs from what is reported under U.S. GAAP as operating income. Refer to Appendix A for a description of this non-GAAP financial measure and for a reconciliation of this measure to our operating income results as reported under U.S. GAAP.

Other factors considered in evaluating the Company’s performance are as follows:

•

We had solid execution in operations, as demonstrated by client satisfaction results that remained near record levels. We achieved record levels of client retention, rising to approximately 82% of our beginning client base for fiscal 2014.

Paychex, Inc. 2014 Proxy Statement	22

CD&A

•

We have made strong progress in the area of sales execution, with fiscal 2014 reflecting our highest growth in new sales revenue in seven years. During fiscal 2014, we saw results from our initiatives implemented in fiscal 2013 including new territories, market segmentation, and development of franchise and banking opportunities.

•

We continued to invest in our software-as-a-service (“SaaS”) solutions and mobility applications to position us for long-term growth. Progress continued on integrating our leading-edge technology and mobility platform with our world-class customer service through our Paychex Next Generation suite of innovative products. We continued to add more capabilities to our mobility platform making our product the most comprehensive and client-friendly mobility application for information in the market place.

•

We expanded our portfolio of value-added products and services. This includes accounting and finance related services, the most significant of which was the launch of Paychex Accounting Online. This cloud-based accounting service is provided through a partnership with Kashoo, a leading cloud-based accounting provider. We also launched multiple product options to help clients assess and react to health care reform legislation.

•

We expanded our geographical footprint. We acquired a small payroll provider to increase our presence in Germany. We also entered into a joint-venture arrangement to offer payroll and human resource services in Brazil.

•

We returned capital to our stockholders. In July 2013, the Board approved a 6% increase in our quarterly dividend to stockholders to $0.35 per share. In July 2014, the Board approved another increase in the dividend of 9%, bringing the quarterly shareholder dividend to $0.38 per share. In fiscal 2014, we repurchased 6.2 million shares of Paychex common stock for approximately $250 million under a stock repurchase plan that expired in May 2014. The Board approved a new program to repurchase up to $350 million of Paychex common stock, with this authorization expiring in May 2017.

For more information about our fiscal 2014 business results, see the section of our Fiscal 2014 Annual Report on Form 10-K (“Form 10-K”) titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How Pay is Tied to Company Performance

Our executive compensation programs are designed to ensure that the interests of the Company’s senior leaders are appropriately aligned with those of its stockholders by rewarding performance that meets established business and individual goals. Key features of the program that tie to Company performance are:

•

A significant portion of our NEO’s annual compensation is at risk based on performance. For fiscal 2014, variable pay represented 86% of target total compensation for our CEO, and 77% of target total compensation on average for our other NEOs.

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. Performance shares provide the opportunity for restricted stock to be awarded if pre-established financial goals are met for a two-year performance period. Time-vested stock options and restricted stock awards provide value based on our stock price performance.

•

Target compensation for the annual incentive program and performance shares is established at the beginning of the performance period by the G&C Committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance metrics.

•

Performance targets incorporated into our executive compensation programs include the metrics of service revenue (a measure of business growth) and operating income, net of certain items (our measure of profitability.)

•

The financial measures used as targets for the annual incentive program and the performance shares are linked directly to our annual and longer-term strategic business plans that are reviewed and approved by the Board.

23	Paychex, Inc. 2014 Proxy Statement

CD&A

The pay mix at target for our CEO and other NEOs for fiscal 2014 is displayed below.

The following illustrates the three-year directional relationship between Company performance, based on two of our key financial metrics, and the compensation (as defined below) of our CEO.

(1)

CEO total compensation as reflected in this chart is equal to the amounts reported in the Summary Compensation Table included in the Named Executive Officer Compensation section of this Proxy Statement, with the exception of the amount for the fiscal year ended May 31, 2012 (“fiscal 2012”). For fiscal 2012, this chart excludes the impact of a Long-Term Incentive Plan (“LTIP”) award in the form of non-qualified performance stock-options granted during that year.

Paychex, Inc. 2014 Proxy Statement	24

CD&A

Amounts realized in fiscal 2014 related to performance-based compensation programs for fiscal 2014 and prior years included the following:

•

Payouts under the annual incentive program for fiscal 2014 were earned at 112% of target for the CEO and 114% of target for the Senior Vice Presidents (“SVPs”). Achievement was measured against financial targets established at the beginning of fiscal 2014.

•

The two-year performance period for the performance shares granted in July 2012 ended on May 31, 2014. The financial targets were set at the beginning of this two-year period, and were based on economic trends experienced at that time. Achievement against these targets resulted in restricted shares earned at 112% of target.

•

In fiscal 2012, the NEOs were granted a LTIP award in the form non-qualified performance stock options. Options would vest depending on achievement against targets for the fiscal year ending May 31, 2016 (“fiscal 2016”). Vesting could accelerate on up to one-half of the options if targets were met for fiscal 2014. For fiscal 2014, the NEOs achievement against performance targets resulted in 23.5% of the options granted vesting in July 2014.

Refer to the section entitled “Elements of Compensation” and the subsections of “Annual Officer Performance Incentive Program” and “Equity-Based Compensation” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

Reported Compensation Versus Pay Actually Realized

The accompanying graph illustrates the difference between reported compensation in the Fiscal 2014 Summary Compensation Table and the pay actually realized by our CEO in fiscal years 2012, 2013, and 2014. We believe this supplemental information is important since a significant portion of reported compensation is an incentive for future performance and realizable only if the Company meets or exceeds the applicable performance measures, or is based on the Company’s stock price performance. The primary difference between reported compensation and pay actually realized is related to equity-based awards. In reported compensation, equity-based awards are included in the year granted at grant-date fair value. In pay actually realized, equity-awards are included at the value realized upon lapse of restricted stock awards or exercise of stock option awards.

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(1)

Fiscal 2012 includes a LTIP stock option grant, which raised the total reported compensation for our CEO by $2.2 million. Based on achievement against targets established for fiscal 2014, 23.5% of this LTIP was earned in fiscal 2014 and vested in July 2014.

Results of the 2013 Say-on-Pay Vote

At the 2013 Annual Meeting of Stockholders held in October 2013, over 94% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2013 Proxy Statement. The G&C Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the committee’s decisions and the existing executive compensation programs. As we evaluated our compensation practices and talent needs throughout fiscal 2014, we remained mindful of the strong support for our compensation policies and practices communicated by our stockholders at the last annual meeting. As a result, the G&C Committee retained the core design of our executive compensation programs as it believes the program continues to attract, retain, and provide appropriate incentive for senior management. At the 2014 Annual Meeting, we will again hold an annual advisory vote to approve NEO compensation and the G&C Committee will continue to consider results from this and future advisory votes to approve NEO compensation.

Highlights of Executive Compensation Practices

The Board maintains governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2014, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

What We Do
☑	Pay for performance. As previously discussed, a significant portion of executive pay is not guaranteed, but rather tied to key financial metrics that are disclosed to our stockholders.

☑

Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

☑	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance of annual and longer-term incentives.

☑	Capped award payouts. Amounts or shares that can be earned under the annual incentive program, as well as under the longer-term performance share and performance option awards, are capped.

☑

Share ownership guidelines. There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO – three times base salary; SVPs – two times base salary; and Vice Presidents (“VP”s) – one times base salary.

☑	Include double-trigger change in control provisions. Our Change in Control Plan for officers is a “double-trigger” arrangement, requiring change in control and a subsequent termination of employment.

☑

Include recoupment, non-compete, and other forfeiture provisions in our equity-award provisions and annual incentive program. Our annual incentive program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the annual incentive program, gross value of any vested restricted shares, or profits from exercises of options.

☑	Utilize an independent compensation consulting firm. The G&C Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

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What We Don’t Do
☒	No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

☒

No significant perquisites. The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees.

☒

No hedging or short sales transactions permitted. Our executive officers, including NEOs, and directors are prohibited from engaging in any hedging or other similar types of transactions with respect to the Company’s common stock.

☒	No dividends or dividend equivalents on unearned performance shares. Performance share awards do not earn or pay dividends until the shares are earned.

Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2014 Summary Compensation Table, included in the Named Executive Officer Compensation section of this Proxy Statement.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity-based awards delivered under our 2002 Plan. Each element and the related compensation decisions and results for fiscal 2014 are discussed below.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Annually, base salaries are reviewed to determine what, if any, increase is required. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities. For fiscal 2014, Mr. Gioja received a base salary increase based on these factors.

Annual Officer Performance Incentive Program

The annual incentive program provides opportunity for compensation in the form of short-term pay for performance. The program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests.

The G&C Committee set a goal for net income of $400 million for fiscal 2014 as the minimum performance hurdle for the NEOs to be eligible for payout under the program. The Company achieved this net income goal for fiscal 2014. The annual incentive program is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for NEOs affected by the $1 million limitation on deductible compensation. Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the G&C Committee with consultation of management. They are set at specific financial goals, which are in alignment with stockholders’ interests. The performance targets established are intended to provide a balance between a focus on growing revenue and managing expenses. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the G&C Committee reserves the right to apply discretion.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions unique to the individual. The CEO can

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potentially receive up to 20% of base salary and all other NEOs can potentially receive up to 10% of base salary. The assessment of these goals is subjective and is not always based on quantifiable financial measurements. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2014, the G&C Committee awarded NEOs all of the qualitative portion of the annual incentive program. The qualitative component of the annual incentive program is not considered material to the overall compensation for each NEO.

The weighting of each quantitative performance target is determined by the G&C Committee when the targets are established, and this weighting varies for each NEO based on the individual’s position. Each of the performance targets applicable to a NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the NEOs have the opportunity to earn are as follows:

	Quantitative Component
Position	Threshold	Target	Maximum	Qualitative Component
CEO	30%	110%	180%	20%
SVP	25%	75%	120%	10%

A NEO has the opportunity to earn a payout at performance below or above target. Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout a NEO can receive for each performance metric.

The performance metrics for the fiscal 2014 annual incentive program for the NEOs were established as follows:

	Fiscal 2014 Year-over-Year Growth Rates			% of Plan Dollars
Bonus Objectives (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Achievement as a % of Target
Service revenue	1%	6%	8%	96.0%	100.0%	102.0%	100.7%
Operating income, net of certain items	3%	8%	10%	96.0%	100.0%	102.0%	101.2%
Annualized new business revenue (2)	2%	10%	14%	92.7%	100.0%	103.7%	98.2%

(1)

The annual incentive program allows for certain adjustments to metrics as reported in our consolidated financial statements. Our performance metrics for fiscal 2014 were adjusted to exclude the impact of an immaterial business acquisition during fiscal 2014.

(2)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain payroll, human resource services, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to incent executives to strive to exceed the target, given the relationship to recurring revenue.

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The NEOs have an opportunity to earn a percentage of base salary for each performance metric established under the quantitative portion of the annual incentive program. Each objective, along with the target percentage of base salary that can be earned for that metric and the actual payout percentage is set forth below, in accordance with calculations per the program.

	Mr. Mucci		Mr. Rivera, Mr. Gibson, and Mr. Gioja		Mr. Bottini

Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved (1)	% of Base Salary at Target	% of Base Salary Achieved (1)

Service revenue	35.0%	41.0%	25.0%	29.5%	20.0%	23.0%
Operating income, net of certain items	45.0%	60.0%	30.0%	42.0%	25.0%	34.0%
Annualized new business revenue	30.0%	25.1%	20.0%	16.9%	30.0%	25.1%

Total quantitative annual incentive	110.0%	126.1%	75.0%	88.4%	75.0%	82.1%
Qualitative (2)	20.0%	20.0%	10.0%	10.0%	10.0%	10.0%

Total	130.0%	146.1%	85.0%	98.4%	85.0%	92.1%

(1)

If the actual achievement under a given performance metric is between two thresholds (e.g. between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

(2)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals related to the functions unique to the individual. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

The actual achievement translated to the incentive payment for our NEOs is as follows:

	Annualized Base Salary (1)	Minimum Potential Payout (2)	Maximum Potential Payout (2)	% of Base Salary Achieved	Actual Incentive Compensation Earned (3)
Martin Mucci	$845,000	$—	$1,690,000	146.1%	$1,234,292
Efrain Rivera	$425,000	$—	$552,500	98.4%	$418,285
Mark A. Bottini	$425,000	$—	$552,500	92.1%	$391,298
John B. Gibson	$350,000	$—	$455,000	98.4%	$344,470
Michael E. Gioja	$400,000	$—	$520,000	98.4%	$393,680

(1)

This represents the NEO’s annualized base salary as of May 31, 2014. It may differ from base salary paid for fiscal 2014 reflected in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement, due to timing of salary increases, start dates, etc.

(2)

These columns represents the range of payout that each NEO has the opportunity to earn. The minimum potential payout indicates that no payout is earned if achievement is below threshold. The maximum potential payout is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved, and is provided in the 2014 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the G&C Committee in July. Historically, the July meeting has been scheduled to occur

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approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The G&C Committee anticipates continuing its granting practice. The G&C Committee may also grant equity awards to individuals upon hire or promotion to executive officer positions. These equity awards are not granted during any trading black-out periods. Recipients are notified shortly after G&C Committee approval of their grant, noting the number of stock options, shares of restricted stock, target performance shares and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

In July 2013, the G&C Committee made an annual equity grant that was a blend of stock options, time-vested restricted stock, and performance shares. The quantity of awards was based on an estimated total value, as determined by the G&C Committee, with that total value split 30% to stock options, 50% to performance shares, and 20% to restricted stock. A larger portion of the value of the equity was in at-risk, performance-based awards in the form of performance shares and stock options. The balance of equity awards in the form of time-vested restricted stock was granted for retention purposes. The quantity delivered may be adjusted by the G&C Committee at its discretion for individual performance and future potential considerations.

The following equity-based compensation was granted in July 2013 for all NEOs:

NEO	Performance Shares (at Target)	Option Awards	Time-Vested Restricted Stock Awards	Performance Option Award Under LTIP (at Target)
Martin Mucci	54,831	237,844	20,397	—
Efrain Rivera	12,428	53,911	4,623	—
Mark A. Bottini	12,428	53,911	4,623	—
John B. Gibson (1)	12,428	53,911	4,623	150,000
Michael E. Gioja	12,428	53,911	4,623	—

(1)

Mr. Gibson was hired in May 2013 and was granted his equity-based awards in July 2013. In addition to the annual award, he received a LTIP award in the form of non-qualified performance stock options. This LTIP award was granted to the other NEOs in fiscal 2012.

Options Awards

The exercise price of stock options is typically the closing market price, but never less than 100% of fair market value, on the date of the grant. The stock options vest annually in 25% increments over four years and have a term of 10 years.

Time-Vested Restricted Stock Awards

The time-vested restricted shares lapse on a pro-rata basis over three years.

Performance Shares

Performance shares are designed to provide variable compensation that is focused on longer-term results. Performance shares have a two-year performance period to determine the number of restricted shares to be issued. The NEO must serve for one additional year for the restrictions to lapse. The performance targets as set by the Board are based on service revenue and operating income, net of certain items, as projected in the strategic planning process. The G&C Committee established performance targets intended to be appropriately challenging at all levels, including the threshold level, but attainable with increasing difficulty for each level beyond threshold. The threshold level was expected to be appropriately challenging but achievable under normal circumstances. The target level would be achieved if the Company performed as expected under our strategic plan for the two-year period. The maximum level would be achievable only with exceptional performance.

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The two-year performance period for performance shares granted in July 2012 was completed at the end of fiscal 2014. The shares earned were based on achievement against pre-established goals for the performance period as follows:

	Two-Year Performance Targets Established			Actual Achievement
Performance Goal $ In Millions	Threshold	Target	Maximum	($)	% of Target
Service revenue (1)	$ 4,507	$ 4,744	$ 4,887	$ 4,704	99%
Operating income, net of certain items (2)	$ 1,688	$ 1,777	$ 1,830	$ 1,808	102%
Percent of plan	95%	100%	103%
Payout as a percent of target	75%	100%	150%		112%

(1)

Service revenue as calculated under the performance award agreement excludes the impact of acquisitions during the performance period. Refer to Appendix A for a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. In addition, this measure as calculated under the performance award agreement excludes the impact of business acquisitions during the performance period. Refer to Appendix A for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the related GAAP measure.

Service revenue was slightly lower than target. Our operating income, net of certain items, exceeded target due to management of expenses and productivity in operations over the past two years. These targets were established at the beginning of the two-year performance period and were based on the Company’s strategic plan at that time. As a result of their performance against these pre-established goals, in July 2014 our NEOs received restricted shares at a quantity of 112% of the target level. The restrictions on these shares will lapse after an additional one-year service period. These performance shares, granted in July 2012, were reflected at grant-date fair value in the NEO compensation for fiscal 2013 in the Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement.

Long-Term Incentive Plan Non-Qualified Performance Stock Options

In July 2011, the NEOs, with the exception of Mr. Gibson, received an LTIP grant of non-qualified performance stock options. These options would vest dependent on achievement against targets for fiscal 2016, with acceleration of up to one-half of the award if established targets were met for fiscal 2014. In July 2014, the NEOs (except Mr. Gibson) vested in 23.5% of the award based on achievement against targets.

	Fiscal 2014 Performance Goals		Actual Achievement
Performance Goal $ In Millions	Threshold	Target	($)	% of Target
Service revenue (1)	$ 2,447	$ 2,576	$ 2,431	94%
Operating income, net of certain items (2)	$ 901	$ 948	$ 942	99%
Percent of plan	95%	100%
Payout as a percent of target				23.5%

(1)

With the introduction of a new health insurance offering within our professional employer organization (“PEO”), we began classifying PEO direct costs related to certain benefit plans where the Company retains risk as operating expenses rather than a reduction in service revenue. Service revenue used for determining achievement against targets for fiscal 2014 excludes this PEO direct cost adjustment.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a description of this non-GAAP measure.

Service revenue was less than the threshold measure, impacted by sales execution in the earlier years. Operating income, net of certain items, was slighly less than target . These targets were established at the time

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of grant in July 2011 and were based on Company’s long-range plan, set at challenging levels. Based on these results, the NEOs vested in the following number of options in July 2014: Mr. Mucci — 117,500 shares; Mr. Rivera — 58,750 shares; Mr. Bottini — 58,750 shares; and Mr. Gioja — 58,750 shares. Mr. Gibson received his LTIP grant in July 2013 and, due to the short period for him to impact performance, his award did not have an acceleration clause based on results against fiscal 2014 targets.

Information regarding the equity-based awards granted to the NEOs in fiscal 2014 and in prior years are detailed in the Named Executive Officer Compensation tables included in this Proxy Statement.

Stock Ownership Guidelines

The G&C Committee has established stock ownership guidelines as follows:

Position	Requirement
CEO	3X base salary
SVPs	2X base salary
VPs	1X base salary

For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guideline, unvested restricted stock awarded to the executive officers is included. All officers have been compliant with the guidelines.

Prohibition on Hedging and Speculatively Trading in Company Stock

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. Also, the Company prohibits executive officers from hedging the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Recoupment, Non-Compete, and Other Forfeiture Provisions

In the annual incentive program, there is a clause that allows the Company to recoup all or a portion of the payouts under the annual incentive program, if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement;

•	the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and

•	a lower payment would have been made based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

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Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include:

•	competition with the Company during a specified period after termination of employment;

•	solicitation of the Company’s clients or employees during a specified period after termination of employment;

•	breach of confidentiality either during or after employment; or

•	engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company.

Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion included in the Named Executive Officer Compensation section of this Proxy Statement for more information on how our deferred compensation plan functions.

Change In Control Plan

Effective April 6, 2011, the Board approved a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a Change in Control, the officer becomes entitled to certain severance benefits. Such severance benefits are conditioned upon the execution of a general release in favor of the Company. Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50 mile radius; or the failure of a successor company to assume or adopt this plan. Refer to the Potential Payments upon Termination or Change In Control discussion within the Named Executive Office Compensation section of this Proxy Statement for further information.

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Compensation Decision Process

Role of the Compensation Consultant

As outlined in its charter, the G&C Committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The G&C Committee can retain and dismiss such consultants and advisors at any time. The G&C Committee’s consultants report directly to the committee and have direct access to the committee through the G&C Committee’s chair. The G&C Committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP of Human Resources and Organizational Development, may work closely with the consultant, the consultant is ultimately accountable to the G&C Committee on matters related to executive compensation.

The G&C Committee retains the services of Steven Hall & Partners (“Steven Hall”) as its independent compensation consultant. Steven Hall has not provided any services to the Company prior to or subsequent to being retained as compensation consultant to the G&C Committee. The G&C Committee was solely responsible for the decision to retain Steven Hall as its consultant. Steven Hall advises the G&C Committee on matters of NEO compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the G&C Committee is solely responsible for setting the type and amount of compensation for NEOs.

The G&C Committee recognizes that it is essential to receive objective advice from its compensation consultant. The G&C Committee closely examines the procedures and safeguards that its compensation consultant takes to ensure that the compensation consulting services are objective. The G&C Committee has assessed the independence of Steven Hall pursuant to SEC rules and concluded that Steven Hall’s work for the G&C Committee does not raise any conflict of interest. In making this assessment, the following factors were taken into consideration:

•	that the compensation consultant reports directly to the G&C Committee, and the G&C Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	aggregate fees paid by the Company to the compensation consultant, as a percentage of the total revenue of the compensation consultant;

•	the compensation consultant’s policies and procedures designed to prevent conflicts of interest;

•	any business or personal relationships between the compensation consultant, on one hand, and any member of the G&C Committee or executive officer, on the other hand; and

•	whether the compensation consultant owns any shares of the Company’s stock.

Role of Governance and Compensation Committee and Management

As part of the G&C Committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the G&C Committee:

•	reviews the companies in our comparative Peer Group, a group of companies with comparable financial information or who are direct competitors of Paychex, for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards;

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•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Code.

The G&C Committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The G&C Committee, in making its decisions, targets an equitable mix of compensation. It utilizes various sources of information to evaluate our NEO compensation, including, but not limited to, compensation consultant reports and analysis; benchmarking information with NEOs at Peer Group companies; and internal management reports. The G&C Committee reviews an analysis of NEO pay compared to that of NEOs within our Peer Group to assess all the compensation elements. It strives for our NEOs’ compensation to be competitive with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

Annually, management provides the G&C Committee a summary for the upcoming fiscal year of total cash compensation and equity awards (based on grant-date fair value) for all officer levels, from VP to CEO. The summary is used to evaluate compensation recommendations and the impact to total compensation for each individual.

Management also provides the G&C Committee on an annual basis a three-year history of total compensation for all officers, including cash, annual incentive program payout, and equity-based compensation. This history provides a more complete picture of the trend of compensation to executive officers, both as a team and as individuals. This summary facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The G&C Committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the G&C Committee’s compensation decisions.

Our CEO and our VP of Human Resources and Organizational Development provide recommendations to the G&C Committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will be in attendance at the meetings of the G&C Committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and also presents recommendations regarding salary for each of the NEOs (other than himself), the upcoming fiscal year’s annual incentive program structure, and equity awards. Management is excluded from executive sessions of the G&C Committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the G&C Committee.

Peer Group

Compensation for our officers is most closely compared to our Peer Group, for positions where such information is available. The G&C Committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in most financial categories as shown in the table on the next page. Peer Group comparisons were available for the positions of Mr. Mucci, CEO, and Mr. Rivera, CFO, both of whom have total compensation that falls below the median of the Peer Group. For the remaining NEOs, compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for our Peer Group. Peer Group benchmarking is not the sole determining factor in the G&C Committee’s decisions on compensation, and the G&C Committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the payroll industry, financial transaction management companies, and business services and outsourcing companies.

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Our current Peer Group consists of the following companies:

Compensation Peer Group
Automatic Data Processing, Inc.	Moody’s Corporation
Broadridge Financial Solutions, Inc.	Robert Half International Inc.
DST Systems, Inc.	TD AMERITRADE Holding Corporation
Fiserv, Inc.	The Brink’s Company
Global Payments Inc.	The Dun & Bradstreet Corporation
H&R Block, Inc.	The Western Union Company
Intuit Inc.	Total System Services, Inc.
Iron Mountain Incorporated

Comparison with Compensation Peer Group
$ In Millions	Net Income	Market Capitalization at Fiscal Year-End	Revenue	Net Income as a % of Revenue
Paychex	$ 628	$ 14,923	$ 2,519	25%
Peer Median	$ 436	$ 9,233	$ 2,994	13%
Paychex Percentile Rank	60%	67%	13%	93%

The G&C Committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. The Peer Group was not adjusted in fiscal 2014. For more information regarding how we compare on selected criteria to our Peer Group, refer to Appendix B of this Proxy Statement.

CEO Compensation

It is the responsibility of the G&C Committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci’s compensation for fiscal 2014 as reflected in the Summary Compensation Table, included in the Named Executive Officer Compensation section of this Proxy Statement, is as follows:

•	Base salary of $845,000.

•	Payout under the annual incentive program of 112% of target.

•

Annual equity award grants comprised of 54,831 performance shares at target, 237,844 stock options with vesting pro-rata over four years, and 20,397 shares of time-vested restricted stock with vesting over three years.

Mr. Mucci’s compensation remains below median when compared to that of the CEOs within our Peer Group. The G&C Committee will continue to assess and make adjustments to Mr. Mucci’s compensation to move it toward the median as his tenure as CEO continues.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid to certain officers to $1 million per year, unless specified requirements are met. The G&C Committee has carefully considered the impact of this provision as one factor among others in structuring NEO compensation. At this time, it is the G&C Committee’s intention to continue to compensate all NEOs based on overall performance. The G&C Committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense, but makes no representation as to the deductibility of any item of NEO compensation.

Paychex, Inc. 2014 Proxy Statement	36

CD&A

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The G&C Committee has reviewed and discussed the Compensation Discussion and Analysis included in the Proxy Statement with management. Based on such review and discussion, the G&C Committee recommends to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and the Company’s Form 10-K for fiscal 2014.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Phillip Horsley
Grant M. Inman
Joseph M. Velli

37	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

FISCAL 2014 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)		Bonus (d)		Stock Awards (e)		Option Awards (f)		Non- Equity Incentive Plan Compensation (g)		All Other Compensation (h)		Total (i)
Martin Mucci President and CEO	2014		$845,000		$—		$2,741,795		$1,174,236		$1,234,292		$11,500		$6,006,823
	2013		$870,231		$—		$2,489,381		$1,033,507		$856,830		$10,329		$5,260,278
	2012		$800,000		$—		$2,193,337		$3,137,592		$819,280		$83,936		$7,034,145
Efrain Rivera Senior Vice President, CFO, and Treasurer	2014		$425,000		$—		$621,448		$266,159		$418,285		$8,589		$1,739,481
	2013		$441,346		$—		$533,428		$221,468		$256,955		$4,612		$1,457,809
	2012		$405,385		$—		$471,581		$1,302,296		$267,028		$—		$2,446,290
Mark A. Bottini Senior Vice President, Sales	2014		$425,000		$—		$621,448		$266,159		$391,298		$10,604		$1,714,509
	2013		$441,346		$—		$533,428		$221,468		$247,265		$5,394		$1,448,901
	2012		$245,192		$200,000		$214,996		$1,233,751		$267,028		$—		$2,160,967
John B. Gibson Senior Vice President, Service	2014		$350,000		$50,000		$621,448		$843,659		$344,470		$142,985		$2,352,562
Michael E. Gioja Senior Vice President,	2014 2013 2012	$ $ $	396,923 381,346 318,596	$ $ $	— — —	$ $ $	621,448 533,428 471,581	$ $ $	266,159 221,468 1,302,296	$ $ $	393,680 226,725 204,198	$ $ $	6,692 5,481 16,863	$ $ $	1,684,902 1,368,448 2,313,534
Information Technology,
Product Management and Development

Salary (Column (c))

The amount reported in the Salary column reflects the base salary paid to the NEOs during the fiscal year. For fiscal 2014 and 2012, there were 26 bi-weekly periods paid compared to fiscal 2013 in which there were 27 bi-weekly pay periods paid.

Bonus (Column (d))

The amount reported in the Bonus column for fiscal 2014 reflects a one time payment of $50,000 to Mr. Gibson. Fiscal 2012 reflects a $200,000 signing bonus Mr. Bottini was awarded upon his accepting the position of SVP of Sales in October 2011.

Stock Awards (Column (e))

The amounts in the Stock Awards column include the grant date fair value of both time-vested restricted stock awards and performance shares granted during the respective fiscal year, and do not reflect whether the recipient has actually realized a financial gain from such awards (such as lapse in the restrictions on a restricted stock award).

Paychex, Inc. 2014 Proxy Statement	38

NEO Compensation

Time-Vested Restricted Stock Awards

The fair value of the time-vested restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $38.48 per share, $31.65 per share, and $31.34 per share for the restricted stock awards granted annually in July of fiscal years 2014, 2013, and 2012, respectively. This applies to all awards reflected in the table except for Mr. Bottini’s grants upon hire. Mr. Bottini received his award on October 17, 2011 at a fair value of $28.06 per share. Refer to the Grants of Plan-Based Awards For Fiscal 2014 table included in this Proxy Statement for further information on restricted stock awards granted in fiscal 2014.

Performance Shares

Performance share awards are reflected in the table assuming target achievement. The grant-date fair value of these awards at target achievement, as reflected in the table, and also at maximum achievement is as follows:

	Fiscal 2014		Fiscal 2013		Fiscal 2012
	Target	Maximum	Target	Maximum	Target	Maximum
Martin Mucci	$1,956,918	$2,935,395	$1,783,364	$2,675,047	$1,572,116	$2,358,159
Efrain Rivera	$443,555	$665,333	$382,141	$573,212	$338,010	$507,015
Mark A. Bottini	$443,555	$665,333	$382,141	$573,212	$—	$—
John B. Gibson	$443,555	$665,333	$—	$—	$—	$—
Michael E. Gioja	$443,555	$665,333	$382,141	$573,212	$338,010	$507,015

These awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period. The resulting fair value was $35.69 per share, $29.10 per share, and $28.87 per share for performance shares awarded in fiscal years 2014, 2013, and 2012, respectively. Mr. Bottini was not granted performance shares upon his hire in October 2011.

Option Awards (Column (f))

The amounts in the Option Awards column reflect the grant date fair value for stock options granted and LTIP awards in the form of non-qualified performance stock options awarded during the respective fiscal years and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options). The following table details the components of the options awarded during fiscal 2014 and fiscal 2012. For fiscal 2013, the amounts in this column reflect only time-vested stock options. The grant-date fair value related to the LTIP and the annual stock option grant, which together make up the total option awards, are as follows:

	Fiscal 2014			Fiscal 2012
Grant-Date Fair Value	LTIP Grant	Annual Option Grant	Total Option Grants	LTIP Grant	Annual Option Grant	Total Option Grants
Martin Mucci	$—	$1,174,236	$1,174,236	$2,202,500	$935,092	$3,137,592
Efrain Rivera	$—	$266,159	$266,159	$1,101,250	$201,046	$1,302,296
Mark A. Bottini	$—	$266,159	$266,159	$1,018,750	$215,001	$1,233,751
John B. Gibson	$577,500	$266,159	$843,659	$—	$—	$—
Michael E. Gioja	$—	$266,159	$266,159	$1,101,250	$201,046	$1,302,296

39	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

Annual Option Grant

The fair values for the annual grants of time-vested stock options reflected in the table above were determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July 2013	July 2012	October 2011	July 2011
Risk-Free Interest Rate	2.0%	1.0%	1.7%	2.4%
Dividend Yield	4.1%	4.3%	4.3%	4.2%
Volatility Factor	0.22	0.23	0.26	0.23
Expected Option Term Life in Years	6.5	6.5	6.5	6.5
Fair Value	$4.94	$3.76	$4.19	$4.53

LTIP Grant

A LTIP grant was originally made in July 2011 in the form of non-qualified performance stock options in order to encourage the executives in achieving longer-term strategic goals. Subsequent to July 2011, grants were made under this LTIP only for newly hired executive officers. These options may vest based on performance against targets for fiscal 2016, with potential acceleration of vesting of up to one-half of the options if targets for fiscal 2014 were achieved. Mr. Gibson’s LTIP award in July 2013 does not have the potential to accelerate vesting based on fiscal 2014 achievement.

The grant-date fair value of the LTIP awards are reflected in the table above assuming target achievement (target is also the maximum achievement). The fair value was determined using a Black-Scholes option pricing model for each potential vesting tranche. The assumptions and resulting fair value for each potential vesting tranche included in the amounts disclosed are as follows:

	July 2013 (Mr. Gibson)	October 2011 (Mr. Bottini)		July 2011 (all other NEOs)
	Fiscal 2016 Vesting Tranche	Fiscal 2014 Vesting Tranche	Fiscal 2016 Vesting Tranche	Fiscal 2014 Vesting Tranche	Fiscal 2016 Vesting Tranche
Risk-Free Interest Rate	1.5%	1.2%	1.7%	1.8%	2.4%
Dividend Yield	3.9%	4.3%	4.3%	4.2%	4.2%
Volatility Factor	0.20	0.26	0.26	0.24	0.23
Expected Option Term Life in Years	4.5	5.0	6.5	5.0	6.5
Fair Value	$3.85	$ 3.96	$ 4.19	$ 4.21	$ 4.60

Non-Equity Incentive Plan Compensation (Column (g))

The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end. Refer to the discussion in the CD&A section “Elements of Compensation”, subsection “Annual Officer Performance Incentive Program” for information on performance targets and achievement against those targets to determine the amount earned under this program for fiscal 2014.

All Other Compensation (Column (h))

The amounts reported in the All Other Compensation column include the Company matching contributions under the 401(k) Plan. For fiscal 2014, this column also reflects amounts incurred on behalf of Mr. Gibson of $142,985 for relocation expenses including a tax gross-up of $12,986. For fiscal 2012, this column also reflects a payment of $75,200 for Mr. Mucci resulting from a change in the vacation policy for executive officers, and amounts incurred on behalf of Mr. Gioja of $10,617 in relocation expenses including a minimal tax gross-up of $62.

Paychex, Inc. 2014 Proxy Statement	40

NEO Compensation

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2014 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2014 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant- Date Fair Value of Stock and Option Awards
Name (a)	Grant Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)	(#) (j)	(#) (k)	($/Sh) (l)	($) (m)
Martin Mucci	Annual Incentive Program	7/10/2013	$422,500	$1,098,500	$1,690,000
	Restricted Stock	7/10/2013							20,397			$784,877
	Performance Shares	7/10/2013				41,123	54,831	82,247				$1,956,918
	Stock Option	7/10/2013								237,844	$38.48	$1,174,236
Efrain Rivera	Annual Incentive Program	7/10/2013	$148,750	$361,250	$552,500
	Restricted Stock	7/10/2013							4,623			$177,893
	Performance Shares	7/10/2013				9,321	12,428	18,642				$443,555
	Stock Option	7/10/2013								53,911	$38.48	$266,159
Mark A. Bottini	Annual Incentive Program	7/10/2013	$148,750	$361,250	$552,500
	Restricted Stock	7/10/2013							4,623			$177,893
	Performance Shares	7/10/2013				9,321	12,428	18,642				$443,555
	Stock Option	7/10/2013								53,911	$38.48	$266,159
John B. Gibson	Annual Incentive Program	7/10/2013	$122,500	$297,500	$455,000
	Restricted Stock	7/10/2013							4,623			$177,893
	Performance Shares	7/10/2013				9,321	12,428	18,642				$443,535
	Stock Option	7/10/2013								53,911	$38.48	$266,159
	LTIP	7/1/2013				75,000	150,000	150,000			$36.66	$577,500
Michael E. Gioja	Annual Incentive Program	7/10/2013	$140,000	$340,000	$520,000
	Restricted Stock	7/10/2013							4,623			$177,893
	Performance Shares	7/10/2013				9,321	12,428	18,642				$443,555
	Stock Option	7/10/2013								53,911	$38.48	$266,159

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

(Columns (d), (e), and (f))

The amounts in these columns consist of possible annual incentive payouts under our annual incentive program for fiscal 2014. The amounts actually earned by each NEO for fiscal 2014 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2014 Summary Compensation Table.

41	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

Estimated Future Payouts Under Equity Incentive Plan Awards

(Columns (g), (h), and (i))

The amounts in these columns consist of performance shares granted during fiscal 2014 under the 2002 Plan. The performance share targets are over a two-year period. At the end of the performance period, actual shares earned will be determined and will be restricted with an additional one-year service requirement. Once the performance period is completed, the NEOs will have voting rights and earn dividends on the underlying restricted shares earned. Dividends are paid at the time of vesting. Upon death or disability, a pro-rata portion of actual performance shares earned for the performance period will be received based on number of days from the beginning of the performance period until the date of death or disability out of the total number of days in the performance period.

For Mr. Gibson, these columns also show the potential payouts for his LTIP award in the form of performance stock options granted in July 2013. The performance stock options will vest if targets for fiscal 2016 are met. For these option awards, there is a threshold and target, but target is the maximum shares that will vest.

All Other Stock Awards: Number of Shares of Stock or Units (Column (j))

The amounts in this column consist of restricted stock granted in fiscal 2014 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. One-third of these shares vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting.

All Other Option Awards: Number of Securities Underlying Options (Column (k))

The amounts in this column consist of stock options granted in fiscal 2014 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant, have a term of ten years, and vest 25% per annum over a four-year period. Upon death or disability, all unvested options fully vest.

Grant-Date Fair Value of Stock and Option Awards (Column (m))

The amounts in this column represent the aggregate grant date fair value of restricted stock, performance shares, stock options, and performance stock options granted in fiscal 2014 under the 2002 Plan as follows:

•	The fair values of the restricted stock awards was $38.48 per share, and was equal to the price of the underlying common stock on the date of grant.

•

The fair value of the performance shares was based on achievement at target and was $35.69 per share. This was equal to the price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period.

•

The fair value of the annual stock option grant was $4.94 per share. The fair value of Mr. Gibson’s LTIP award was $3.85 per share. Fair values for stock options and performance stock options were determined using a Black-Scholes option pricing model.

Paychex, Inc. 2014 Proxy Statement	42

NEO Compensation

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of the restrictions on restricted stock awards during fiscal 2014. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards			Stock Awards
Name (a)	Date of Grant (b)	Number of Shares Acquired on Exercise (#) (c)	Value Realized on Exercise ($) (d)	Date of Grant (e)	Number of Shares Acquired on Lapsing (#) (f)	Value Realized on Lapse ($) (g)
Martin Mucci	7/9/2009	50,000	$801,160	7/10/2008	10,000	$384,800
	7/8/2004	30,000	$322,769	7/7/2010	16,672	$646,256
				10/12/2010	28,816	$1,125,945
				7/6/2011	6,607	$248,489
				7/11/2012	7,436	$289,186

Efrain Rivera	—	—	—	7/6/2011	1,420	$53,406
				7/11/2012	1,594	$61,991

Mark A. Bottini	—	—	—	10/17/2011	2,554	$105,736
				7/11/2012	1,594	$61,991

Michael E. Gioja	7/9/2009	3,920	$71,188	11/10/2008	2,500	$105,525
	7/6/2011	11,095	$122,381	7/7/2010	10,004	$387,785
	7/11/2012	14,725	$156,112	7/6/2011	1,420	$53,406
				7/11/2012	1,594	$61,991

Value Realized on Exercise (Column (d))

The amounts in this column represent the difference between the market price of a share of the Company’s common stock as of the date of exercise and the exercise price of the option for all options exercised.

Value Realized on Lapse (Column (g))

The amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse.

43	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2014

The following table presents the equity awards made to NEOs which are outstanding as of May 31, 2014.

	Option Awards							Stock Awards
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price ($) (f)	Option Expiration Date (g)	Total Potential Current Value of Outstanding Options($) (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)	Market Value of Shares or Units of Stock That Have Not Vested ($) (j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (l)
Martin Mucci	7/10/2013	—	237,844	—	$38.48	7/9/2023
	7/11/2012	68,717	206,152	—	$31.65	7/10/2022
	7/7/2011	—	117,500	132,500	$31.63	7/6/2021
	7/6/2011	103,211	103,211	—	$31.34	7/5/2021
	10/12/2010	115,943	38,648	—	$27.28	10/10/2020
	7/7/2010	22,339	7,447	—	$26.02	7/6/2020
	7/9/2009	632	12,658	—	$24.21	7/8/2019
	7/9/2009	12,675	—	—	$31.95	7/9/2018
	7/10/2008	40,000	—	—	$31.95	7/9/2018
	7/17/2007	30,000	—	—	$43.91	7/17/2017
	7/13/2006	30,000	—	—	$36.87	7/13/2016
	7/7/2005	50,000	—	—	$33.68	7/7/2015	$11,405,802
								165,924	$6,821,136	41,123	$1,690,567
Efrain Rivera	7/10/2013	—	53,911	—	$38.48	7/9/2023
	7/11/2012	14,725	44,176	—	$31.65	7/10/2022
	7/7/2011	—	58,750	66,250	$31.63	7/6/2021
	7/6/2011	22,190	22,191	—	$31.34	7/5/2021	$2,317,592
								34,475	$1,417,267	9,321	$383,186
Mark A. Bottini	7/10/2013	—	53,911	—	$38.48	7/9/2023
	7/11/2012	14,725	44,176	—	$31.65	7/10/2022
	10/17/2011	—	58,750	66,250	$28.06	10/16/2021
	10/17/2011	25,656	25,657	—	$28.06	10/16/2021	$2,999,874
								25,071	$1,030,669	9,321	$383,186
John B. Gibson	7/10/2013	—	53,911	—	$38.48	7/9/2023
	7/1/2013	—	—	75,000	$36.66	6/30/2023	$475,536
								4,623	$190,052	9,321	$383,186
Michael E. Gioja	7/10/2013	—	53,911	—	$38.48	7/9/2023
	7/11/2012	—	44,176	—	$31.65	7/10/2022
	7/7/2011	—	58,750	66,250	$31.63	7/6/2021
	7/6/2011	11,095	22,191	—	$31.34	7/5/2021
	7/7/2010	4,468	4,468	—	$26.02	7/6/2020
	7/9/2009	3,920	7,840	—	$24.21	7/8/2019
	11/10/2008	2,400	—	—	$26.77	11/9/2018	$2,437,899
								38,441	$1,580,310	9,321	$383,186

Paychex, Inc. 2014 Proxy Statement	44

NEO Compensation

Number of Securities Underlying Unexercised Options (Column (d))

The options displayed in this column issued prior to July 2010 vest 20% per annum over a five-year period from the date of grant. Awards issued during and subsequent to July 2010 vest 25% per annum over a four-year period from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)
	July 2014 (1)	October 2014	July 2015	October 2015	July 2016	July 2017
Martin Mucci	317,388	38,648	179,784	—	128,179	59,461
Efrain Rivera	98,047	—	39,299	—	28,204	13,478
Mark A. Bottini	86,952	12,828	28,203	12,829	28,204	13,478
John B. Gibson	13,477	—	13,478	—	13,478	13,478
Michael E. Gioja	110,355	—	39,299	—	28,204	13,478

(1)	Includes shares earned under the LTIP award for performance against targets for fiscal 2014. These shares vested in July 2014.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (Column (e))

The amounts in this column represent LTIP performance stock options which could vest in amounts subject to pre-established performance goals for fiscal 2016. In fiscal 2014, 23.5% of the award was earned and vested in July 2014. The awards are presented at threshold performance for the remaining unearned amount of the award.

Total Potential Current Value of Outstanding Options (Column (h))

The total potential current value of options outstanding is based on the difference between $41.11, the closing price of the Company’s common stock on May 30, 2014, and the option price multiplied by all outstanding options, whether exercisable or unexercisable. This includes the performance stock option shares (discussed above) at threshold. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

Market Value of Shares or Units That Have Not Vested (Column (j))

Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2014 were as follows: Mr. Mucci — $205,344; Mr. Rivera — $35,539; Mr. Bottini — $24,503; Mr. Gibson — $6,475; and Mr. Gioja — $61,222.

45	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

The stock awards in this column include awards on July 6, 2011, October 17, 2011, July 11, 2012, and July 10, 2013, that are subject to time-based vesting pro rata over three years. In addition, these columns include grants on July 9, 2009, which cliff vest in July 2014 for any remaining shares which did not vest in earlier periods based on attainment of performance goals. The performance shares granted on July 6, 2011 and July 11, 2012 are also included in these columns, since their performance and service conditions have been satisfied. These performance shares are now restricted with a one-year service requirement before the restrictions lapse in July 2014 and July 2015, respectively. The following table provides information with respect to the future vesting of each NEO’s outstanding restricted stock awards:

	Number of Securities Vesting (#)
	July 2014	October 2014	July 2015	July 2016
Martin Mucci	76,252	—	82,873	6,799
Efrain Rivera	15,092	—	17,842	1,541
Mark A. Bottini	3,134	2,554	17,842	1,541
John B. Gibson	1,541	—	1,541	1,541
Michael E. Gioja	19,058	—	17,842	1,541

The market value displayed is based on the number of shares that have not vested multiplied by $41.11, the closing price of the Company’s common stock as of May 30, 2014.

Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (Columns (k) and (l))

The stock awards in these columns represent performance shares granted on July 10, 2013. These awards have pre-established performance goals that can be achieved over a two-year period. Shares earned will be determined at the end of the performance period, and then will be restricted with a one-year service requirement before the restrictions lapse. These awards are presented at threshold performance as of May 31, 2014. The market value displayed is based on the number of shares at threshold multiplied by $41.11, the closing price of the Company’s common stock as of May 30, 2014.

Paychex, Inc. 2014 Proxy Statement	46

NEO Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

FISCAL 2014

Change In Control Plan

The Company has a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a Change in Control, the officer becomes entitled to certain severance benefits. Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50 mile radius; or the failure of a successor company to assume or adopt this plan.

The severance benefits, which are conditioned upon the execution of a general release in favor of the Company, are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of Annual Cash Compensation (Base Salary and Bonus at target) as determined by position within the Company (CEO – 2.0; SVP – 1.5);

•	Lump-sum cash payment for prorated portion of current year annual cash performance incentive award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis; and

•

Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period, which is determined as the number of years equal to the participant’s multiplies (CEO - 2.0; SVP - 1.5).

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing plan is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change In Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Other Separation Benefits

With the exception of the Change in Control Plan, NEOs are not entitled to severance benefits. However, for all NEOs, upon death or disability all unvested stock options and restricted stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability a NEO shall be entitled to a pro-rata portion of actual shares earned under a performance share award, based on number of days in performance period until the date of death or disability as a percentage of the total number of days in the performance period. The LTIP award agreement does not have a provision allowing vesting of a portion of the award at death, disability, or retirement.

Upon death, disability, or retirement, NEOs may be eligible to receive a pro-rated portion of the annual incentive program payout based on actual fiscal year results for the performance period.

47	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2014, the compensation and benefits to the NEOs upon separation from employment with the Company for the various reasons specified.

		Potential Payments Upon Separation
	Annual Compensation per the Summary Compensation Table (1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Martin Mucci
Base Salary (2)		$—	$—	$—	$1,690,000
Annual Incentive (3)		—	1,234,292	1,234,292	2,197,000
Options Awards (4)		—	5,558,796	—	5,558,796
Restricted Stock Awards (5)		—	6,821,136	—	6,821,136
Performance Share Awards (6)		—	1,127,051	—	1,127,051
LTIP (7)		—	—	—	2,175,660
Benefits (8)		—	—	—	22,526

Total	$6,006,823	$—	$14,741,275	$1,234,292	$19,592,169

Efrain Rivera
Base Salary (2)		$—	$—	$—	$637,500
Annual Incentive (3)		—	418,285	418,285	541,875
Options Awards (4)		—	1,333,447	—	1,333,447
Restricted Stock Awards (5)		—	1,417,267	—	1,417,267
Performance Share Awards (6)		—	255,458	—	255,458
LTIP (7)		—	—	—	1,087,830
Benefits (8)		—	—	—	22,924

Total	$1,739,481	$—	$3,424,457	$418,285	$5,296,301

Mark A. Bottini
Base Salary (2)		$—	$—	$—	$637,500
Annual Incentive (3)		—	391,298	391,298	541,875
Options Awards (4)		—	1,661,202	—	1,661,202
Restricted Stock Awards (5)		—	1,030,669	—	1,030,669
Performance Share Awards (6)		—	255,458	—	255,458
LTIP (7)		—	—	—	1,497,488
Benefits (8)		—	—	—	33,982

Total	$1,714,509	$—	$3,338,627	$391,298	$5,658,174

John B. Gibson
Base Salary (2)		$—	$—	$—	$525,000
Annual Incentive (3)		—	344,470	344,470	446,250
Options Awards (4)		—	141,786	—	141,786
Restricted Stock Awards (5)		—	190,052	—	190,052
Performance Share Awards (6)		—	255,458	—	255,458
LTIP (7)		—	—	—	222,500
Benefits (8)		—	—	—	23,441

Total	$2,352,562	$—	$931,766	$344,470	$1,804,487

Michael E. Gioja
Base Salary (2)		$—	$—	$—	$600,000
Annual Incentive (3)		—	393,680	393,680	510,000
Options Awards (4)		—	1,533,365	—	1,533,365
Restricted Stock Awards (5)		—	1,580,310	—	1,580,310
Performance Share Awards (6)		—	255,458	—	255,458
LTIP (7)		—	—	—	1,087,830
Benefits (8)		—	—	—	8,042

Total	$1,684,902	$—	$3,762,813	$393,680	$5,575,005

Total for all NEOs	$13,498,277	$—	$26,198,938	$2,782,025	$37,926,136

Paychex, Inc. 2014 Proxy Statement	48

NEO Compensation

(1)

The amounts in this column are the total compensation for fiscal 2014 per the Summary Compensation Table presented earlier in the Proxy Statement. These amounts are provided for comparative purposes only.

(2)	Base salary is the annual salary at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(3)

For death or disability and retirement, the value for the annual incentive is the amount earned as of May 31, 2014. For termination other than for cause/resignation for good reason within one year of a change in control, the value for the annual incentive is the incentive at target at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(4)

The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $41.11 per share on May 30, 2014 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(5)	The value of unvested stock is based upon the closing price of the Company’s common stock of $41.11 as of May 30, 2014.

(6)

The value of the performance shares is based upon the closing price of the Company’s common stock of $41.11 on May 30, 2014, assuming achievement at target, and pro rated for one-half of the performance period completed as of May 31, 2014.

(7)

The value of the LTIP is determined by the difference in the closing price of the Company’s common stock of $41.11 per share on May 30, 2014 and the exercise price multiplied by the number of unearned options, and, for all except Mr. Gibson, pro rated for three-fifths of the performance period completed as of May 31, 2014. Mr. Gibson’s LTIP is pro-rated for one-third of his performance period completed as of May 31, 2014.

(8)

The value of the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO; and 1.5 for SVPs.

49	Paychex, Inc. 2014 Proxy Statement

NEO Compensation

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2014

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. Eligible employees are able to defer up to 50% of their base salary and annual incentive program award. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes their benefits under the plan:

	Fiscal 2014
Name (a)	Executive Contributions ($) (b)	Aggregate Earnings, Net ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)	Aggregate Balance as of May 31, 2014 ($) (e)
Martin Mucci	$195,535	$85,209	$—	$1,294,756
Efrain Rivera	$339,012	$23,343	$—	$832,071

Other NEO’s are currently not participating in this plan.

Executive Contributions (Column (b))

The amounts in this column reflect the salary and bonus amounts deferred by the NEO during fiscal 2014. These are included in amounts reported in the Fiscal 2014 Summary Compensation Table.

Aggregate Earnings, Net (Column (c))

The amounts in this column reflect both net realized gains/losses and net unrealized gains/losses. They are not included in the Fiscal 2014 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

Aggregate Withdrawals/Distributions (Column (d))

The amounts in this column reflect amounts withdrawn from the plan. These were included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2014 Summary Compensation Table.

Paychex, Inc. 2014 Proxy Statement	50

NEO Compensation

Aggregate Balance as of May 31, 2014 (Column (e))

The amounts in this column reflect the accumulated balances in the plan and include the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2014 Summary Compensation Table.

The investment funds managed at Wilmington Trust Company available to NEOs, and the respective one-year rates of return as of May 31, 2014, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Global Allocation Fund Class A	10.04%	T. Rowe Price Equity Income Fund	16.65%
Columbia Acorn Fund Class Z	14.35%	T. Rowe Price Growth Stock Fund	24.16%
Europacific Growth	17.42%	T. Rowe Price New Income Fund	2.43%
Fidelity Spartan Extended Market Index Fund	20.10%	T. Rowe Price Small-Cap Value Fund	15.75%
Oppenheimer Developing Markets Fund Class A	10.04%	Vanguard Prime Money Market Fund	—%
Spartan 500 Index Advantage Fund	20.39%	Vanguard Total International Stock Index Fund	15.82%

51	Paychex, Inc. 2014 Proxy Statement

Independent Accountants

PROPOSAL 3  • RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (the “independent accountants”) for fiscal 2015. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from PwC, the Company’s independent accountants, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of PwC, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

Change in Auditor

The Audit Committee completed a competitive process to determine what audit firm would serve as the Company’s independent accountants for fiscal 2014. On August 20, 2013, the Audit Committee approved the engagement of PwC as auditors for the Company, effective immediately, and thereby dismissed Ernst &Young LLP (“EY”) from that role.

EY served as our independent accountants beginning when we became a publicly traded company in 1983 and for each of our audits conducted prior to 2013. The audit reports of EY on the consolidated financial statements of the Company and subsidiaries as of and for the years ended May 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended May 31, 2013 and 2012, and through August 20, 2013, there were no: (i) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter thereof in its reports for such years; or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

During the years ended May 31, 2013 and 2012, and subsequent interim period through August 20, 2013, the Company did not consult with PwC regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that PwC concluded was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, as such terms are defined in Item 304(a)(1) of Regulation S-K.

On August 23, 2013, we filed with the SEC a Current Report on Form 8-K disclosing the appointment of PwC as our new independent accountants and the related dismissal of EY from that role.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015.

Paychex, Inc. 2014 Proxy Statement	52

Independent Accountants

Fees For Professional Services

For fiscal 2014, PwC served as the Company’s independent accountants. For fiscal 2013, Ernst and Young LLP served as the Company’s independent accountants. The following table shows the aggregate fees for professional services rendered for the Company by both of the audit firms:

	Year Ended May 31,
	2014	2013
Audit fees	$1,087,000	$1,150,000
Audit-related fees	—	34,000
Tax-related fees	193,700	—

Total fees	$1,280,700	$1,184,000

Audit fees

This category includes fees for fiscal 2014 and fiscal 2013 that were for professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees

This category consists of fees for fiscal 2013 that were for the audits of employee benefit plans. In fiscal 2014, we did not utilize our primary independent accountants for the audits of employee benefit plans.

Tax fees

This category includes fees for fiscal 2014 services related to tax planning and strategy. There were no tax related fees for fiscal 2013.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2014 and fiscal 2013.

53	Paychex, Inc. 2014 Proxy Statement

Independent Accountants

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written Charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. Also, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held nine meetings during fiscal 2014 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2014, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and SEC Rule 207. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. The Audit Committee approved non-audit services provided by PricewaterhouseCoopers LLP’s during fiscal 2014. The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed for those services, is permissible with PricewaterhouseCoopers LLP’s independence. The Audit Committee has a clear policy on non-audit services that may be provided by the independent accountants, which prohibits certain categories of work and requires pre-authorization for all non-audit related services.

Paychex, Inc. 2014 Proxy Statement	54

Independent Accountants

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for fiscal 2014 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Grant M. Inman
Pamela A. Joseph
Joseph G. Doody

55	Paychex, Inc. 2014 Proxy Statement

Other Information

OTHER MATTERS AND INFORMATION

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2015 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 12, 2015. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals that are intended to be presented at the 2015 Annual Meeting of Stockholders but not included in the Company’s Proxy Statement must be received by the Company’s Corporate Secretary at our executive offices on or before July 26, 2015. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2015 Annual Meeting of Stockholders.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at http://investor.paychex.com/annual-report.aspx. As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about September 9, 2014. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

Paychex, Inc. 2014 Proxy Statement	56

Other Information

In accordance with notices previously sent to stockholders, the Company delivers materials to stockholders under a program known as “householding.” Under the householding program, the Company is delivering one copy of its Annual Report and Proxy Statement in a single envelope addressed to all stockholders who share a single address, unless such stockholders previously notified the Company that they wish to revoke their consent to the householding. Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

Stockholders of record residing at the same address and currently receiving multiple copies of the Annual Report and Proxy Statement and who wish to receive a single copy may also contact Broadridge Investor Communications Services at the phone number and address noted above. Beneficial owners will need to contact their broker, bank, or other holder of record to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other holder of record, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank, broker, or other holder of record.

57	Paychex, Inc. 2014 Proxy Statement

APPENDIX A

PAYCHEX, INC. RECONCILIATION OF PERFORMANCE MEASURES TO THOSE REPORTED IN THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

Under the Company’s incentive compensation programs, performance targets are often based on measures of service revenue and operating income, net of certain items (see Footnote 2 to the table below regarding this non-GAAP measure). In evaluating achievement, the programs allow for certain adjustments to be made to the results reported in the consolidated financial statements.

The following table reconciles the results reported in our consolidated financial statements to those representing achievement under the award agreement for the July 2012 performance shares.

	Year ended May 31,

In millions	2014	2013	2-Year Performance Period
Service revenue	$2,478	$2,285	$4,763
Adjustments:
PEO direct cost adjustment (1)	(47)	—	(47)
Service revenue associated with acquired businesses	(10)	(2)	(12)

Service revenue, as calculated under the award	$2,421	$2,283	$4,704

Operating income (GAAP measure)	$983	$905	$1,888
Less: Interest on funds held for clients	(41)	(41)	(82)

Operating income, net of certain items (2)	942	864	1,806
Adjustments:
Operating loss, net of certain items, associated with acquired businesses	1	1	2

Operating income, net of certain items, as calculated under the award	$943	$865	$1,808

(1)

With the introduction of a new health insurance offering within our PEO during fiscal 2014, we began classifying PEO direct costs related to certain benefit plans where the Company retains risk as operating expenses rather than a reduction in service revenue. This change had no impact on operating income. For purposes of determining achievement against targets for fiscal 2014, this PEO direct cost adjustment was excluded from service revenue.

(2)

Operating income, net of certain items, as reported in our consolidated financial statements is a non-GAAP measure that is provided in addition to operating income, a U.S. GAAP measure. We believe operating income, net of certain items, is an appropriate measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure, and may not be comparable to a similarly defined non-GAAP measure used by other companies.

A-1	Paychex, Inc. 2014 Proxy Statement

APPENDIX B

PAYCHEX, INC. PEER GROUP

	Paychex Peer Group

$ In Millions Company Name	Ticker	Reported Fiscal Year End	Net Income (1)	Market Cap (2)	Revenue (1)	Net Income as a % of Revenue
Direct Competitor Payroll
Automatic Data Processing, Inc.	ADP	Jun-14	$1,516	$38,070	$12,207	12%
Financial Transaction Management
Fiserv, Inc.	FISV	Dec-13	$648	$23,366	$4,814	13%
The Western Union Company	WU	Dec-13	$798	$9,467	$5,542	14%
Total System Services, Inc.	TSS	Dec-13	$245	$6,749	$2,132	11%
Global Payments Inc.	GPN	May-14	$245	$4,720	$2,554	10%
The Brink’s Company	BCO	Dec-13	$57	$1,652	$3,942	1%
Business Services and Outsourcing
DST Systems, Inc.	DST	Dec-13	$353	$8,648	$2,659	13%
The Dun & Bradstreet Corporation	DNB	Dec-13	$259	$10,053	$1,655	16%
Broadridge Financial Solutions, Inc.	BR	Jun-14	$263	$6,433	$2,558	10%
Robert Half International Inc.	RHI	Dec-13	$252	$5,772	$4,246	6%
Intuit Inc.	INTU	Jul-14	$897	$23,270	$4,506	20%
Iron Mountain Incorporated	IRM	Dec-13	$396	$5,809	$3,015	13%
Moody’s Corporation	MCO	Dec-13	$805	$26,907	$2,973	27%
H&R Block, Inc.	HRB	Apr-14	$475	$8,999	$3,025	16%
TD AMERITRADE Holding Corporation	AMTD	Sep-13	$675	$16,520	$2,764	24%
Paychex, Inc.	PAYX	May-14	$628	$14,923	$2,519	25%
Paychex Percentile Rank			60%	67%	13%	93%

(1)	Information in the above table is obtained from Form 10-Ks as filed with the SEC, or from the entity’s fiscal year-end earnings release.

(2)	Market capitalization is as of each Company’s fiscal year-end.

B-1	Paychex, Inc. 2014 Proxy Statement

HELPFUL RESOURCES

Annual Meeting
Proxy Statement	http://investor.paychex.com/annual-report.aspx
Voting	www.proxyvote.com
Webcast	http://investor.paychex.com/webcasts

Financial Reporting
Annual Report	http://investor.paychex.com/annual-report.aspx
Financial News Releases	http://investor.paychex.com
SEC Filings	http://investor.paychex.com/sec-filings

Corporate Governance
Board of Directors	http://investor.paychex.com/governance/board.aspx
Board Committees:
Audit Committee Charter	http://static.paychexinc.com/a/d/investor/charters/auditcommitteecharter.pdf
Governance and Compensation Committee Charter	http://static.paychexinc.com/a/d/investor/charters/govandcompcharter.pdf
Investment Committee Charter	http://static.paychexinc.com/a/d/investor/charters/investcommitteecharter.pdf
Code of Business Ethics and Conduct	http://static.paychexinc.com/a/d/investor/ethics_code.pdf
Corporate Goveranance Guidelines	http://static.paychexinc.com/a/d/investor/Corporate-Governance-Guidelines.pdf

Paychex, Inc.
Corporate Website	www.paychex.com
Executive Officers	http://investor.paychex.com/governance/board.aspx
Investor Relations	http://investor.paychex.com

ABOUT PAYCHEX

Paychex, Inc. is a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 580,000 payroll clients as of May 31, 2014. For more information about Paychex, Inc. and our products, visit www.paychex.com.

OUR PURPOSE

We provide our clients the freedom to succeed!

OUR MISSION

We will be the leading provider of payroll, human resource,

and employee benefit services by being an essential partner

with America’s businesses.

OUR VALUES

We act with uncompromising integrity.

We provide outstanding service and build trusted relationships with clients.

We drive innovation in products and services

and continually improve processes.

We work in partnership and support each other.

We are personally accountable and deliver on commitments.

We treat each other with respect and dignity.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a.	B. Thomas Golisano	☐	☐	☐
1b.	Joseph G. Doody	☐	☐	☐	3.	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	For	Against	Abstain
1c.	David J. S. Flaschen	☐	☐	☐			☐	☐	☐
1d.	Phillip Horsley	☐	☐	☐
1e. 1f. 1g. 1h. 1i.	Grant M. Inman Pamela A. Joseph Martin Mucci Joseph M. Tucci Joseph M. Velli	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY OCTOBER 10, 2014, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000218492_1    R1.0.0.51160

September 9, 2014

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 15, 2014 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy

Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual

Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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PAYCHEX, INC. Proxy Solicited on Behalf of the Board of Directors of Paychex, Inc. for the Annual Meeting, October 15, 2014

PROXY

The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 15, 2014 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Continued and to be signed on reverse side

0000218492_2    R1.0.0.51160